UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report- October 15, 2009 (Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 15, 2009, the management of U.S. Geothermal Inc. (the "Company"), in consultation with its independent accounting firm, determined that the Company will restate its financial statements for the years ended March 31, 2009, 2008 and 2007 as reported on Form 10-K filed June 15, 2009. The Company will also restate the financial statements contained in Form 10-Q filed August 10, 2009 for the period ended June 30, 2009.

In the Company’s previously issued financial statements, the Company allocated the profits and losses relating to the Company’s investment in Raft River Energy I LLC (RREI) based on net capital contribution percentages. The Company reviewed its previously filed financials and determined that the calculations for estimating the value of the Company’s investment in Raft River Energy I LLC ("RREI") would need to be adjusted to the hypothetical liquidation at book value ("HLBV") estimation methodology. The HLBV methodology is becoming an accepted geothermal industry practice for allocation of profits and losses for tax equity investments with contractual liquidation provisions. The correction will increase the Company’s investment in subsidiary Raft River Energy I LLC, while reducing the associated loss from the subsidiary, by approximately $1.5 million.

This determination requires correction to prior periods by issuance of a restated balance sheet, income statement, statement of cash flows and statement of stockholder’s equity effective March 31, 2009, which statements would also include prior year adjustments for March 31, 2008 and March 31, 2007. These adjustments would be included in an amended Form 10-K for the period ended March 31, 2009 and an amended Form 10-Q for the period ended June 30, 2009. The financial statements associated with these original filings should not be relied upon until the restated financial reports are filed later this week as part of the amended reports.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

U.S. GEOTHERMAL INC.

Date: October 20, 2009	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer